Exhibit 10.1

2010 Equity Grant
Terms, Conditions & FAQs
February 2010

This is a summary of the material terms and conditions of the 2010 Equity Grant. The DIRECTV Stock Plan (the “Plan”) and Prospectus govern the awards, receipt of which is hereby acknowledged, and is incorporated herein by this reference.

TERM/CONCEPT	EXPLANATION
Company	DIRECTV and its Subsidiaries
Eligibility
Full-time exempt employees at the level of Director and above; new employees must be hired and actively working before the grant date to receive an RSU grant. Promotions that would result in an increase in target RSUs must be approved by January 19, 2010 for employees to be eligible for the increased target grant.

Awards	DIRECTV Restricted Stock Units (RSUs or Units); distributed in DIRECTV (DTV) Class A common stock
Performance Period	3-year Performance Period (Jan. 1, 2010 – Dec. 31, 2012)
Adjustment Factor	This factor is the percentage (0% to 125%) used at the end of the 3-year performance period to determine your shares earned based on the Company’s performance to the Performance Measures listed below.
Performance Measures (weighting) • Each performance measure is determined as the percentage growth from the prior year-end DIRECTV consolidated results.
Performance Measure	Weight	Annual Performance Target	Performance Range	Performance Factor Range
Annual growth in Cash Flow Before Interest & Taxes	33 1/3%	15%	0 to 20%	0 to 1.5
Annual growth in Earnings Per Share (EPS)	33 1/3%	35%	0 to 50%	0 to 1.5
Annual growth in Revenue	33 1/3%	7%	0 to 9%	0 to 1.5
Performance Determination

• At the end of each year, the Company assesses DIRECTV performance for each Performance Measure, resulting in an annual Performance Factor per the chart above.

• At the end of the three years, the average of the three annual Performance Factors creates the Adjustment Factor (the percentage used to determine the final shares earned).  The final Adjustment Factor is capped at 125%.

TERM/CONCEPT	EXPLANATION
Distribute Shares at the End of Three Years

• Within 60 days after the end of the Performance Period, the Company determines the Adjustment Factor. The Company will multiply the total number of RSUs granted by this factor to determine the number of shares to distribute.

• After the Adjustment Factor is determined, the shares will be distributed to you (minus applicable tax withholding) and then are yours to sell or hold as you wish.

• Upon distribution, the shares will be directly deposited into an account in your name with the Company's stock plan administrator (currently Morgan Stanley Smith Barney). Account and tax information will be distributed shortly thereafter.

Taxes

• Your award is taxable at the time of distribution in the year in which you receive your shares of DTV common stock if the performance goals are met.

• The applicable withholding taxes are due upon distribution, whether or not you sell your shares. The Company will withhold shares of stock to satisfy the applicable tax withholdings, so you will receive shares net of tax withholdings.

• Please consult with your personal tax or financial advisor for more information regarding the tax consequences of your award.

Continued Employment
Continued employment or service through the end of the Performance Period is required as a condition of receiving your award and the rights and benefits under the plan. Partial employment or service, even if substantial, during the Performance Period will not entitle you to any proportionate award, or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services except as otherwise provided in the “Impact of Termination” section below.

Impact of Termination	If you leave the company for any reason within the first calendar year of the Performance Period, your award is forfeited.
Resignation or Term for Cause	If you resign from the Company or are terminated for cause at any time, you forfeit all awards.
• Term Without Cause (e.g., Layoff) • Retirement * • Long-Term Disability or Death

• You are eligible for a pro-rated award based on the number of full calendar years of service (January through December) completed during the Performance Period and on plan performance assessed at the end of the Performance Period.

• Any shares earned will be distributed as soon as practicable in the year following the end of the Performance Period.

Impact of Leave of Absence
Absence from work caused by military service, authorized sick leave, or other leave approved by the Company will not be considered a termination of employment by the Company if reemployment upon the expiration of the leave is required by contract or law, or if the leave is for a period of not more than 90 days. The Company reserves the right to adjust grants for employees on leave in excess of 90 days.

Recovery of Stock Awards
If the financial or operating results used to determine the payout of shares are subsequently restated or revised such that fewer shares would have been awarded using such restated or revised results, the Company will be entitled to recover those shares that should not have been awarded. See the policy statement in the 2010 Proxy Statement section “Compensation Discussion and Analysis.”

* Retirement means termination of employment at age 55 or older, with 5 or more years of Continuous Service as defined by the Pension Plan, and immediate commencement of Pension Plan benefits.